Exhibit 99.1

As described in its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2014, the Company has updated operating results for all periods covered in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (as filed with the Securities and Exchange Commission on April 8, 2013) (the “2012 10-K”), in order to reflect retrospective reclassification of results for its Jinan Guangdian Jia He Broadband, Ltd. operations in discontinued operations. The Management’s Discussion and Analysis of Financial Condition and Results of Operations that follows revises the information included in the 2012 10-K in order to reflect this retrospective reclassification and should be read in conjunction with the updated financial statements and schedules included as exhibits to the Current Report on Form 8-K filed on February 5, 2014.

Special Note Regarding Forward Looking Statements

In addition to historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believe,” “expect,” “anticipate,” “project,” “target,” “plan,” “optimistic,” “intend,” “aim,” “will” or similar expressions which are intended to identify forward-looking statements. Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products or services; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, and without limitation those identified on Form 10-k for the year ended December 31, 2012 under Part I. Item 1A, “Risk Factors”, as well as assumptions, which, if they were to ever materialize or prove incorrect, could cause the results of the Company to differ materially from those expressed or implied by such forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this report to conform our prior statements to actual results or revised expectations.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following management’s discussion and analysis should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this report. In addition to historical information, the following discussion contains certain forward-looking information. See “Special Note Regarding Forward Looking Statements” above for certain information concerning those forward looking statements.

Overview

We operate in the Chinese media segment, through our Chinese subsidiaries and VIEs a business which provides integrated value-added service solutions for the delivery of Video On Demand ("VOD") and enhanced premium content for cable providers.

Through our VIE, Sinotop, and it’s 80% owned operating joint venture Zhong Hai Video, we provide integrated value-added service solutions for the delivery of VOD, and enhanced premium content for cable providers. Zhong Hai Video's revenue will be derived primarily from a VOD model, consisting of a fee to view movies, popular titles and live events. At year end our VOD product was implemented on a limited basis for testing. Our full product launch occurred in conjunction with the Chinese New Year during our first quarter of 2013. Full roll out of our video on demand products began in the first quarter of 2013.

Through Shandong Media, we operate our publishing business, which includes the distribution of periodicals, the publication of advertising, the organization of public relations events, the provision of information related services, copyright transactions, the production of audio and video products, and the provision of audio value added communication services. Shandong Media's revenue consists primarily of sales of publications and advertising revenues. The Company has deconsolidated the net assets of Shandong Media as of July 1, 2012 and accounts for the remaining 30% interest in Shandong Media by the equity method.

As discussed further below under Discontinued Operations, the operating results of Jinan Broadband have been retrospectively reclassified as discontinued operations.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•

Growth in the Chinese Economy. We operate in China and derive all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our supplies and our other expenses. China has experienced significant economic growth, achieving an average annual growth rate of approximately 10% in gross domestic product from 1996 through 2011. China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession. However, China has not been entirely immune to the global economic slowdown and is experiencing a slowing of its growth rate.

•

PRC Economic Stimulus Plans. The PRC government has issued a policy entitled “Central Government Policy On Stimulating Domestic Consumption To Counter The Damage Result From Export Business Of The Country ,” pursuant to which the PRC Central Government is dedicating approximately $580 billion to stimulate domestic consumption. Companies that are either directly or indirectly related to construction, and to the manufacture and sale of building materials, electrical household appliances and telecommunication equipment, are expected to benefit. We could potentially benefit if the stimulus plan injects funds into cable infrastructure allowing access to our PPV network.

•

Deployment of Value-added Services. To augment our product offerings and create other revenue sources, we work with strategic partners to deploy value-added services to our cable customers. Value-added services, including but not limited to the synergies created by the additions of our new assets, will become a focus of revenue generation for our company. No assurance can be made that we will add other value-added services, or if added, that they will succeed.

Taxation

United States

YOU On Demand Holdings, Inc. is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as YOU On Demand Holdings, Inc. had no income taxable in the United States.

Cayman Islands

CB Cayman was incorporated in the Cayman Islands. Under the current law of the Cayman Islands, it is not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Our subsidiary, Sinotop Hong Kong, was incorporated in Hong Kong and under the current laws of Hong Kong, is subject to Profits Tax of 16.5% . No provision for Hong Kong Profits Tax has been made as Sinotop Hong Kong has no taxable income.

The People’s Republic of China

Under the Enterprise Income Tax Law, our Chinese subsidiaries and VIEs are subject to an earned income tax of 25.0%.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments to determine if there will be any change in the statutory income tax rate.

Consolidated Results of Operations

Retrospective Reclassification of Financial Statements

The following tables have been retrospectively reclassified to present results of the Company’s Jinan operations, which were terminated in July 2013, as discontinued operations.

YOU On Demand Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATION
	2012			2011
	As Previously	Discontinued	Currently	As Previously	Discontinued	Currently
	Reported	Operations	Reported	Reported	Operations	Reported

Revenue	$6,873,230	$5,172,431	$1,700,799	$7,868,175	$4,852,014	$3,016,161
Cost of revenue	7,083,517	3,622,745	3,460,772	5,525,625	2,956,237	2,569,388
Gross (loss) profit	(210,287)	1,549,686	(1,759,973)	2,342,550	1,895,777	446,773

Operating expense:
Selling, general and administrative expenses	10,811,548	1,418,100	9,393,448	8,801,085	866,749	7,934,336
Professional fees	1,344,653	2,243	1,342,410	2,114,942	13,431	2,101,511
Depreciation and amortization	4,082,936	1,923,787	2,159,149	4,423,760	2,415,061	2,008,699
Impairments of long-lived assets	840,000	840,000	-	244,861	-	244,861
Total operating expense	17,079,137	4,184,130	12,895,007	15,584,648	3,295,241	12,289,407
				-
				-
Loss from operations	(17,289,424)	(2,634,444)	(14,654,980)	(13,242,098)	(1,399,464)	(11,842,634)

Interest & other income / (expense)
Interest income	8,636	5,662	2,974	10,574	7,052	3,522
Interest expense	(78,953)	(988)	(77,965)	(1,764)	(774)	(990)
Stock purchase right	(43,748)	-	(43,748)	(194,321)	-	(194,321)
Cost of reset provision	(658,719)	-	(658,719)	-	-	-
Change in fair value of warrant liabilities and modification to certain warrants	647,302	-	647,302	-	-	-
Change in fair value of contingent consideration	1,313,443	-	1,313,443	3,016	-	3,016
Gain (loss) on investment in unconsolidated entities	67,675	-	67,675	(14,371)	-	(14,371)
Loss on investment write-off	(95,350)	-	(95,350)	-	-	-
Loss on write-off of uncollectible loans	(513,427)	-	(513,427)	-	-	-
Gain on deconsolidation of AdNet	-		-	470,041		470,041
Gain on deconsolidation of Shandong Media	141,814	-	141,814	-	-	-
Other	(139,739)	-	(139,739)	(42,849)	(43,071)	222
				-
Loss before income taxes and non-controlling interests	(16,640,490)	(2,629,770)	(14,010,720)	(13,011,772)	(1,436,257)	(11,575,515)
	-			-
Income tax benefit (expense)	353,085	(1,209)	354,294	369,707	(2,525)	372,232

Loss from continuing operations	(16,287,405)	(2,630,979)	(13,656,426)	(12,642,065)	(1,438,782)	(11,203,283)

Net loss from discontinued operations	-	2,630,979	(2,630,979)	-	1,438,782	(1,438,782)

Net loss	(16,287,405)	-	(16,287,405)	(12,642,065)	-	(12,642,065)
				-
Plus: Net loss attributable to noncontrolling interests	2,074,098	-	2,074,098	1,372,164	-	1,372,164

Net loss attributable to YOU On Demand	(14,213,307)	-	(14,213,307)	(11,269,901)	-	(11,269,901)
Deemed dividends on preferred stock	(924,132)	-	(924,132)	-	-	-

Net loss attributable to YOU on Demand common shareholders	$(15,137,439)	$-	$(15,137,439)	$(11,269,901)	$-	$(11,269,901)

Basic loss per share
Loss from continuing operations	$(1.36)	$0.24	$(1.12)	$(1.15)	$0.15	$(1.00)
Loss from discontinued operations	-	(0.24)	(0.24)	-	(0.15)	(0.15)
Basic loss per shares	$(1.36)	$-	$(1.36)	$(1.15)	$-	$(1.15)

Diluted loss per share
Loss from continuing operations	$(1.36)	$0.24	$(1.12)	$(1.15)	$0.15	$(1.00)
Loss from discontinued operations	-	(0.24)	(0.24)	-	(0.15)	(0.15)
Diluted loss per shares	$(1.36)	$-	$(1.36)	$(1.15)	$-	$(1.15)

Weighted average shares outstanding
Basic	11,099,746		11,099,746	9,759,430		9,759,430
Diluted	11,099,746		11,099,746	9,759,430		9,759,430

Comparison of Years Ended December 31, 2012 and 2011

In order to provide a more meaningful comparison of our financial results, our presentation of the Company’s Consolidated Results of Operations utilizes Pro Forma 2012 and 2011 financial information to exclude the impact of Shandong Media which was deconsolidated effective July 1, 2012 (See Note 12 to the audited financial statements included in this report for more information regarding the Deconsolidation of Shandong Media).

	Pro Forma Comparisons
	Twelve Months Ended
	As Currently	Shandong Media	As Currently
	Reported	6 months	Reported
	December 31,		Pro Forma
	2012		December 31.
			2012
			(excluding
			Shandong Media)

Revenue	$1,701,000	$1,696,000	$5,000
Cost of revenue	3,461,000	1,229,000	2,232,000
Gross (loss) profit	(1,760,000)	467,000	(2,227,000)

Operating expense:
Selling, general and administrative expenses	9,394,000	717,000	8,677,000
Professional fees	1,342,000	-	1,342,000
Depreciation and amortization	2,159,000	58,000	2,101,000
Total operating expense	12,895,000	775,000	12,120,000

Loss from operations	(14,655,000)	(308,000)	(14,347,000)

Interest & other income / (expense)
Interest income	3,000	-	3,000
Interest expense	(78,000)	-	(78,000)
Stock purchase right	(44,000)	-	(44,000)
Cost of reset provision	(659,000)	-	(659,000)
Change in fair value of warrant liabilities	647,000	-	647,000
Change in fair value of contingent consideration	1,313,000	-	1,313,000
Loss on investment in unconsolidated entities	68,000	-	68,000
Loss on investment write-off	(95,000)	-	(95,000)
Loss on write-off of uncollectible loans	(513,000)	(473,000)	(40,000)
Gain on deconsolidation of Shandong Media	142,000	-	142,000
Other	(139,000)	-	(139,000)

Loss before income taxes and noncontrolling interests	(14,010,000)	(781,000)	(13,229,000)

Income tax benefit	353,000	9,000	344,000

Net loss from continuing operations	(13,657,000)	(772,000)	(12,885,000)

Net loss from discontinued operations	(2,631,000)	-	(2,631,000)

Net loss	(16,288,000)	(772,000)	(15,516,000)

Net loss attributable to noncontrolling interests	2,074,000	386,000	1,688,000

Net loss attributable to YOU On Demand shareholders	(14,214,000)	(386,000)	(13,828,000)

Deemed dividends on preferred stock	(924,000)	-	(924,000)

Net loss attributable to YOU On Demand common shareholders	$(15,138,000)	$(386,000)	$(14,752,000)

	Pro Forma Comparisons
	Twelve Months Ended
	Currently	Shandong Media	Currently
	Reported	12 months	Reported
	December 31,		Pro Forma
	2011		December 31.
			2011
			(excluding
			Shandong Media)

Revenue	$3,016,000	$2,993,000	$23,000
Cost of revenue	2,569,000	2,159,000	410,000
Gross profit	447,000	834,000	(387,000)

Operating expense:
Selling, general and administrative expenses	7,934,000	1,306,000	6,628,000
Professional fees	2,102,000	5,000	2,097,000
Depreciation and amortization	2,009,000	110,000	1,899,000
Impairments of long-lived assets	245,000	-	245,000
Total operating expense	12,290,000	1,421,000	10,869,000

Loss from operations	(11,843,000)	(587,000)	(11,256,000)

Interest & other income / (expense)
Interest income	4,000	-	4,000
Interest expense	(1,000)	-	(1,000)
Stock purchase right	(194,000)	-	(194,000)
Change in fair value of contingent consideration	3,000	-	3,000
Loss on investment in unconsolidated entities	(14,000)	-	(14,000)
Gain on deconsolidation of AdNet	470,000	-	470,000
Other	(152,000)	(2,000)	(150,000)

Loss before income taxes and noncontrolling interests	(11,727,000)	(589,000)	(11,138,000)

Income tax benefit	372,000	95,000	277,000

Net loss from continuing operations	(11,355,000)	(494,000)	(10,861,000)

Net loss from discontinued operations	(1,287,000)	-	(1,287,000)

Net loss	(12,642,000)	(494,000)	(12,148,000)

Net loss attributable to noncontrolling interests	1,372,000	247,000	1,125,000

Net loss attributable to YOU On Demand shareholders	$(11,270,000)	$(247,000)	$(11,023,000)

The following table sets forth key components of our results of operations. As noted above, the table shows a Currently Reported Pro Forma 2012 and 2011 which excludes the impact of Shandong Media.

	Twelve Months Ended
	Currently	Currently
	Reported	Reported
	December 31,	December 31,	Amount	%
	2012	2011	Change	Change
	(Pro Forma)	(Pro Forma)

Revenue	$5,000	$23,000	$(18,000)	-78%
Cost of revenue	2,232,000	410,000	1,822,000	444%
Gross loss	(2,227,000)	(387,000)	(1,840,000)	475%

Operating expense:
Selling, general and administrative expenses	8,677,000	6,628,000	2,049,000	31%
Professional fees	1,342,000	2,097,000	(755,000)	-36%
Depreciation and amortization	2,101,000	1,899,000	202,000	11%
Impairments of long-lived assets	-	245,000	(245,000)	-
Total operating expense	12,120,000	10,869,000	1,251,000	12%

Loss from operations	(14,347,000)	(11,256,000)	(3,091,000)	27%

Interest & other income / (expense)
Interest income	3,000	4,000	(1,000)	-25%
Interest expense	(78,000)	(1,000)	(77,000)	7700%
Stock purchase right	(44,000)	(194,000)	150,000	-77%
Cost of reset provision	(659,000)	-	(659,000)	-
Change in fair value of warrant liabilities	647,000	-	647,000	-
Change in fair value of contingent consideration	1,313,000	3,000	1,310,000	43667%
Loss on investment in unconsolidated entities	68,000	(14,000)	82,000	-586%
Loss on investment write-off	(95,000)	-	(95,000)	-
Loss on write-off of uncollectible loans	(40,000)	-	(40,000)	-
Gain on deconsolidation of Shandong Media	142,000	-	142,000	-
Gain on deconsolidation of AdNet	-	470,000	(470,000)	-100%
Other	(139,000)	(150,000)	11,000	-7%

Loss from continuing operations before income taxes and noncontrolling interests	(13,229,000)	(11,138,000)	(2,091,000)	19%

Income tax benefit	344,000	277,000	67,000	24%

Net loss from continuing operations	(12,885,000)	(10,861,000)	(2,024,000)	19%

Net loss from discontinued operations	(2,631,000)	(1,287,000)	(1,344,000)	104%

Net loss	(15,516,000)	(12,148,000)	(3,368,000)	28%

Net loss attributable to noncontrolling interests	1,688,000	1,125,000	563,000	50%

Net loss attributable to YOU On Demand shareholders	(13,828,000)	(11,023,000)	(2,805,000)	25%

Deemed dividends on preferred stock	(924,000)	-	(924,000)	-

Net loss attributable to YOU on Demand common shareholders	$(14,752,000)	$(11,023,000)	$(3,729,000)

The information provided below represents pro forma amounts for 2011 to exclude the impact of Shandong Media, which was deconsolidated effective July 1, 2012 (see Note 12 to the audited financial statements included in this report for more information on the Deconsolidation of Shandong Media) .

Revenues

Revenues for the year ended December 31, 2012, totaled $5,000, as compared to $23,000 for 2011. Our revenue in both 2012 and 2011 represents the development of our VOD business which we expect to begin generating increased revenue in future periods.

Gross Loss

Our gross loss for the year ended December 31, 2012 was $2,227,000, as compared to $387,000 during 2011. The increase in gross loss of approximately $1,840,000, or 475%, is mainly due to an increase in amortization of content costs related to our VOD business.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the year ended December 31, 2012, increased approximately $2,049,000 to $8,677,000, as compared to $6,628,000 for the year ended December 31, 2011. The increase is mainly due to increased costs related to the development of our VOD business.

Salaries and personnel costs are the primary components of selling, general and administrative expenses. For the year ended December 31, 2012, salaries and personnel costs accounted for 58% of our selling, general and administrative expenses. For the year ended December 31, 2012, salaries and personnel costs totaled $5,073,000, an increase of $1,382,000, or 37%, as compared to $3,691,000 for the same period of 2011. The increase in our salaries and personnel costs increased because of the growth and development of our VOD business.

The other major components of our selling, general and administrative expenses include marketing and promotions, technology, rent and travel. For the year ended December 31, 2012, these costs totaled $2,363,000, an increase of $613,000, or 35% as compared to $1,750,000 in 2011. The increase is mainly due to the growth and development of our VOD business.

Professional Fees

Professional fees are generally related to public company reporting and governance expenses as well as legal fees related to our VOD business. Our costs for professional fees decreased $755,000, or 36%, to $1,342,000 for the year ended December 31, 2012, from $2,097,000 during 2011. Such decrease in professional fees was primarily due to increased legal fees in 2011during the early stages of development of our VOD business.

Depreciation and Amortization

Our depreciation expense increased $116,000, or 82%, to $258,000 in the year ended December 31, 2012, from $142,000 during 2011. The increase is due to ongoing investment in our VOD business. Depreciation expense at our Jinan Broadband subsidiary (discontinued operations) decreased $465,000, or 21%, to $1,774,000 in the year ended December 31, 2012 from $2,239,000 during 2011.

Our amortization expense increased $86,000, or 5%, to $1,843,000 in the year ended December 31, 2012, from $1,757,000 during 2011. The increase is due to software, licenses and website development costs being recognized in 2012. Amortization expense at our Jinan Broadband subsidiary (discontinued operations) increased $64,000, or 74%, to $150,000 in the year ended December 31, 2012 from $86,000 during 2012.

Right to Purchase Expense

FIL Investment Management (Hong Kong) Limited (“Fidelity”), a professional fiduciary for various accounts, had the right to purchase up to 5,625,000 shares of our common stock pursuant to the June 7, 2011 private placement. We recorded a charge of $44,000 for the year ended December 31, 2012, as compared to $194,000 for the same period of 2011, related to the valuation of this right to purchase.

Cost of Reset Provision

As a result of the negative clawback provisions included in our warrant agreements associated with our August 2012 private financings, we have reset the exercise price from $4.25 per share to $1.50 per share. Accordingly, we valued the cost of this reset provision and recorded a charge to operations of $659,000 for the year ended December 31, 2012.

Change in Fair value of Warrant Liabilities

Our warrants are characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations and, accordingly, we reported a gain of $647,000 for the year ended December 31, 2012. The gain is primarily due to the decrease in our closing stock price.

Change in Fair Value of Contingent Consideration

Our contingent consideration related to our acquisition of Sinotop Hong Kong is classified as a liability because the earn-out securities do not meet the fixed-for-fixed criteria under ASC 815-40-15. Further, ASC 815-40-15 requires us to re-measure at the end of every reporting period with the change in value reported in the statement of operations and, accordingly, we reported a gain of approximately $1,313,000 and $3,000 for the years ended December 31, 2012 and 2011, respectively. The gain is primarily due to decreases in our closing stock price.

Loss on Investment Write-off

In 2011, we entered into a purchase agreement with “Shandong Fu Ren” whereby we were obligated to pay approximately $157,000 to acquire 51% ownership of Shanghai Tianduo. We advanced approximately $47,000 in 2011. Since we entered into the agreement in 2011, the direction of our company has changed and thus the value of the investment has diminished. As such, as of December 31, 2012, we wrote-off the initial investment of $47,000 and accrued a liability of $48,000 as an expected settlement payment to terminate the agreement for a total of $95,000. In addition, in connection with the investment we advanced funds in the form of a loan for $40,000 which we wrote-off and recorded as loss on uncollectible loan.

Gain on Deconsolidation of Shandong Media

Effective July 1, 2012, we deconsolidated our ownership in Shandong Media and recorded a gain of $141,814 as discussed in Note 12 of our audited consolidated financial statements included in this report.

Discontinued Operations

On May 20, 2013, we entered into an Equity Transfer Agreement with Shandong Broadcast Network (“Shandong Broadcast”) pursuant to which the parties conditionally agreed to the sale to Shandong Broadcast of our 51% equity interest in Jinan Broadband. The sale of Jinan Broadband was completed on July 31, 2013. As discussed in our Current Report on Form 8-k filed with the SEC on February 5, 2014, we have updated operating results for all periods covered in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013 (as filed with the Securities and Exchange Commission on May 15, 2013), in order to reflect retrospective reclassification of results for its Jinan Guangdian Jia He Broadband.,Ltd. operations in discontinued operations. Included in our operating results for Jinan Broadband was a charge for impairment on long lived assets for $840,000. Our Jinan Broadband business was sold in order to focus on our core VOD business and help with cash flow needs.

Net Loss Attributable to Non-controlling Interest

49% of the operating loss of our Jinan Broadband subsidiary is allocated to Shandong Cable (previously Jinan Parent), the 49% co-owner of this business. During the year ended December 31, 2012, $1,278,000 of our operating losses from Jinan Broadband was allocated to Jinan Parent, as compared to $705,000 during the same period of 2011. Effective July 31, 2013, the Company sold its 51% interest in Jinan Broadband. See discontinued operations footnote 4 to our financial statements included in Exhibit 99.2.

20% of the operating loss of our Zhong Hai Video joint venture is allocated to Hua Cheng, our 20% joint venture partner. During the year ended December 31, 2012, $399,000 of our operating loss from Zhong Hai Video was allocated to Hua Cheng, as compared to $420,000 during the same period of 2011.

Deemed Dividends on Preferred Stock

We recorded a beneficial conversion feature associated with the Series C Preferred Stock, which was limited to the proceeds allocated to them. Because the preferred stock is immediately convertible at the option of the holder, we recorded deemed dividends of $924,000 from the beneficial conversion feature associated with the issuance of the Series C Preferred Stock.

Liquidity and Capital Resources

As of December 31, 2012, we had cash and cash equivalents of approximately $3,278,000. Approximately $346,000 is held in our Chinese subsidiaries. The Company has no plans to repatriate these funds. We had a working capital deficit at December 31, 2012, of approximately $7,117,000.

The following table provides a summary of our net cash flows from operating, investing, and financing activities.

	Year Ended
	December 31,	December 31,
	2012	2011
Net cash used in operating activities	$(10,601,000)	$(5,735,000)
Net cash used in investing activities	(1,240,000)	(3,295,000)
Net cash provided by financing activities	8,660,000	10,247,000
Effect of exchange rate changes on cash	43,000	(282,000)
Net decrease in cash and cash equivalents	(3,138,000)	935,000

Total cash and cash equivalents at beginning of period	7,519,000	6,584,000
Less cash and cash equivalents of discontinued operations at beginning of period	1,086,000	1,554,000
Cash and cash equivalents of continuing operations at beginning of period	6,433,000	5,030,000

Total cash and cash equivalents at end of period	4,381,000	7,519,000
Less cash and cash equivalents of discontinued operations at end of period	1,103,000	1,086,000
Cash and cash equivalents of continuing operations at end of period	$3,278,000	$6,433,000

Operating Activities

The increase in cash used in operating activities relates to corporate and operational costs incurred primarily in the development of our VOD business.

Investing Activities

Cash used in investing activities was used primarily for (i) additions to property and equipment of $954,000 and $2,547,000 in 2012 and 2011, respectively, and (ii) investments in intangibles of $273,000 and $443,000 in 2011 and 2012, respectively.

Financing activities

In 2012, the Company received a $3,000,000 loan from our Chairman and Chief Executive Officer, Mr. Shane McMahon. Also in 2012, we received net proceeds of $5,660,000 from the sale of our equity securities as discussed in Notes 16 and 17 to the audited consolidated financial statements included in this report. For 2011, the amount consisted primarily of proceeds received from the sale of our equity securities from our June 2011 financings.

We anticipate that we will need to raise additional funds to fully implement our business model and related strategies. We believe we have the ability to raise funds by various methods including utilization of our $50 million shelf registration as well as other means of financing. The fact that we have incurred significant continuing losses and continue to rely on debt and equity financings to fund our operations to date, could raise substantial doubt about our ability to continue as a going concern. The audited consolidated financial statements included in this report have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty. As of December 31, 2012 the Company has an accumulated operating loss of approximately $59 million.

Effects of Inflation

Inflation and changing prices have had an effect on our business and we expect that inflation or changing prices could materially affect our business in the foreseeable future. Our management will closely monitor the price change and make efforts to maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Contractual Obligations

We have the following purchase obligations:

		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
Product costs	$7,344,000	$1,860,000	$5,484,000	$-	$-
Property leases	323,000	306,000	17,000	-	-
Equipment leases	198,000	198,000	-	-	-
Other	90,000	90,000	-	-	-
Total	$7,955,000	$2,454,000	$5,501,000	$-	$-

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

•	Variable Interest Entities. We account for entities qualifying as VIEs in accordance with FASB Topic 810,Consolidation . VIEs are required to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the variable interest entity. A VIE is an entity for which the primary beneficiary’s interest in the entity can change with changes in factors other than the amount of investment in the entity.

•	Revenue Recognition. Revenue is recorded as services are provided to customers. We generally recognize all revenue in the period in which the service is rendered, provided that persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured. We record deferred revenue for payments received from customers for the performance of future services and recognizes the associated revenue in the period that the services are performed.

•

Licensed Content. The Company obtains content through content license agreements and revenue sharing agreements with studios and distributors. The license agreement may or may not be recognized in licensed content. When the license fee is not known or reasonably determinable for a specific title, the title does not meet the criteria for recognition in licensed content in accordance with Financial Accounting Standards Boards (FASB) Accounting Standards Codification (ASC) Topic 920, Entertainment – Broadcasters . In the event, the license fee is not known or reasonably determinable for a specific title in content license agreements that do not specify the license fee per title, we expense as costs of revenues the greater of revenue sharing costs incurred through the end of the reporting period or the proportionate value of total minimum license fees expensed on a straight-line basis over the term of each license agreement. As the Company expenses license fees on a straight-line basis, it may result in deferred or prepaid license fees. Prepaid license fees are classified as an asset on the consolidated balance sheets as licensed content and deferred license fees are classified as a liability on the consolidated balance sheets as deferred license fees.

•

Intangible Assets and Goodwill. We account for intangible assets and goodwill, in accordance with ASC 350, Intangibles- Goodwill and Other . ASC 350 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be evaluated for impairment at least annually. ASC 350 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives and reviewed for impairment whenever events indicate the carrying amount may not be recoverable. In accordance with ASC 350, goodwill is allocated to reporting units, which are either the operating segment or one reporting level below the operating segment. On an annual basis, we review goodwill for impairment by first assessing qualitative factors to determine whether the existence of events or circumstances makes it more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, goodwill is further tested for impairment by comparing the carrying value to the estimated fair value of its reporting units, determined using externally quoted prices (if available) or a discounted cash flow model and, when deemed necessary, a market approach.

•

Foreign Currency Translation. The businesses of our operating subsidiaries are currently conducted in and from China in Renminbi. The Company makes no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. The Company uses the U.S. dollar as its reporting and functional currency. Translation adjustments are reported as other comprehensive income or expenses and accumulated as other comprehensive income in the equity section of the balance sheet. Financial information is translated into U.S. dollars at prevailing or current rates respectively, except for revenues and expenses which are translated at average current rates during the reporting period. Exchange gains and losses resulting from retained profits are reported as a separate component of stockholders’ equity.

•

Business Combinations. We account for acquisitions according to ASC 805, Business Combinations. ASC 805 requires that upon initially obtaining control, an acquirer should recognize 100% of the fair values of acquired assets, including goodwill and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. This statement also modifies the recognition for pre- acquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. This statement amends ASC 740-10, Income Taxes , to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.